Exhibit 99.1

For Release: Monday, January 24, 2011 12:01 a.m. EST

GM Delivers 8.39 Million Vehicles Globally in 2010

•	Deliveries up 12.2 percent from 2009

•	China and the United States top 2 million sales each

DETROIT – General Motors reported today that it delivered 8,389,769 vehicles globally in calendar year 2010, a 12.2 percent increase from 2009 deliveries of 7,477,178.1

GM achieved double-digit increases in five of its top 10 markets, including a 28.8 percent increase in China, where GM and its partners2 were the first to top the 2 million sales mark in a single year, and an increase of 41.3 percent in Uzbekistan, which is now GM’s tenth-largest market by volume.

Deliveries in the United States, GM’s No. 2 market, rose 6.3 percent despite the phase-out or sale of four brands, while Brazil, GM’s third-largest market, saw deliveries rise by 10.4 percent.

Following is data for GM’s leading markets and brands:

Top Ten Markets:

	Country	2010 Deliveries	2009 Deliveries	% Change	2009 Rank
1	China	2,351,610	1,826,475	28.8	2
2	United States	2,215,227	2,084,492	6.3	1
3	Brazil	657,825	595,625	10.4	3
4	United Kingdom	290,250	287,278	1.0	5
5	Germany	269,061	381,687	(29.5)	4
6	Canada	247,104	254,257	(2.8)	6
7	Italy	169,955	188,689	(9.9)	7
8	Russia	159,199	141,695	12.4	8
9	Mexico	155,590	138,482	12.4	9
10	Uzbekistan	145,151	102,746	41.3	13

Top Brands:

	Brand	2010 Deliveries	2009 Deliveries	% Change	2009 Rank
1	Chevrolet	4,271,189	3,517,412	21.4	1
2	Opel/Vauxhall	1,206,620	1,236,221	(2.4)	2
3	Wuling	1,149,060	1,001,213	14.8	3
4	Buick	718,848	558,533	28.7	4
5	GMC	446,547	353,258	26.4	5
6	Cadillac	180,724	128,838	40.3	7
7	Holden	140,771	126,089	11.6	8
8	Daewoo	129,829	121,345	7.0	9
9	Jiefang	88,224	34,860	153.1	12

[1]	Vehicle sales primarily represent estimated sales to the ultimate customer.
[2]

The joint venture agreements with SGM (49%), SGMW (44%) and FAW-GM (50%) allows for significant rights as a member as well as the contractual right to report SGM, SGMW and FAW-GM joint venture vehicle sales in China as a part of global market share.

About General Motors – General Motors Company (NYSE: GM, TSX: GMM), one of the world’s largest automakers, traces its roots back to 1908. With its global headquarters in Detroit, GM employs 209,000 people in every major region of the world and does business in more than 120 countries. GM and its strategic partners produce cars and trucks in 31 countries, and sell and service these vehicles through the following brands: Baojun, Buick, Cadillac, Chevrolet, GMC, Daewoo, Holden, Isuzu, Jiefang, Opel, Vauxhall, and Wuling. GM’s largest national market is China, followed by the United States, Brazil, the United Kingdom, Germany, Canada, Italy, Russia, Mexico and Uzbekistan. GM’s OnStar subsidiary is the industry leader in vehicle safety, security and information services. General Motors acquired operations from General Motors Corporation on July 10, 2009, and references to prior periods in this and other press materials refer to operations of the old General Motors Corporation. More information on the new General Motors can be found at www.gm.com.

CONTACTS:

Tom Henderson

+1-313-410-2704

tom.e.henderson@gm.com

Klaus-Peter Martin

+1-313-522-6303

klaus-peter.martin@gm.com